Exhibit No. EX-99.j

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our reports dated February 28, 2007, relating to the financial statements and financial highlights which appear in the December 31, 2006 Annual Report to Shareholders of Nationwide Variable Insurance Trust (formerly Gartmore Variable Insurance Trust), which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights" and "Independent Registered Public Accounting Firm" in such Registration Statement.

/s/ PricewaterhouseCoopers, LLP
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PricewaterhouseCoopers, LLP
Philadelphia, Pennsylvania
April 27, 2007